EXHIBIT 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”) is entered into as of the 29th day of December, 2006, by and between WILLBROS USA, INC. (“Willbros”), a Delaware corporation, and MICHAEL F. CURRAN (“Consultant”), an individual who resides in Houston, Texas.

W I T N E S S E T H:

WHEREAS, Willbros and its affiliates are engaged in the provision of construction, engineering and other specialty services to the petroleum and power industries at various locations throughout the world; and

WHEREAS, Consultant has significant experience and expertise in the provision of construction, engineering and other specialty services to the petroleum and power industries throughout the world and is currently the Chairman of the Board of Directors of Willbros Group, Inc, a Republic of Panama corporation and the parent of Willbros (“WGI”); and

WHEREAS, Willbros and its affiliates wish to obtain certain advice and assistance from Consultant in connection with their business activities and Consultant is willing to provide such advice and assistance to Willbros and its affiliates on the terms specified herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.	Services to be Performed. The services to be provided by Consultant shall consist of advice and assistance in connection with the business activities conducted by Willbros and/or its affiliates (“Services”). In addition, Consultant shall continue to serve as a Class III member of the Board of Directors of WGI and as Chairman of such Board. All Services shall be rendered at the request and under the general direction of the Chief Executive Officer of WGI. Subject to Paragraph 10 below, Willbros will provide Consultant such information about the business activities of Willbros and its affiliates as Consultant may reasonably require in order to carry out the Services.

2.	Standard of Performance. All Services will be performed by Consultant with a level of skill and care generally exercised by other professional consultants engaged in performing the same or similar services. In performing the Services, Consultant will comply fully with all applicable laws.

3.

Relationship. The relationship between Willbros and Consultant shall be that of independent contractors and Consultant shall not be or be deemed to be a partner, agent or employee of Willbros or any of its affiliates. Other than the participation of Consultant in 2007 and 2008 in the Group Medical Plan maintained by Willbros pursuant to that certain Separation Agreement and Release by and between Consultant and Willbros dated December 21, 2006, Consultant shall not be eligible to participate in any employee pension, insurance, medical, retirement or other fringe benefit plan of Willbros or any of its affiliates on account of the provision of Services pursuant to this Agreement. It is recognized, however, that Consultant is, and expects to continue to be, a Class III member and Chairman of the WGI Board of Directors. Nothing herein shall affect or preclude Consultant’s eligibility to participate in benefits or other programs offered or available to other non-employee members of the WGI Board of Directors.

4.	Term. This Agreement shall become effective on January 1, 2007 and shall continue until December 31, 2008.

5.	Availability. Consultant shall devote such time and effort as are reasonably necessary to perform the Services required of him. Time spent by Consultant in respect of WGI Board of Director meetings and preparation for such meetings shall be deemed to be time expended in the performance of Services for purposes of this Paragraph 5.

6.	Compensation. Willbros shall pay Consultant a fee of One Hundred Fifty Thousand U.S. Dollars (U.S.$150,000) per year while this Agreement remains in force. Such fee shall be payable monthly in arrears.

7.	Expenses and Facilities. Willbros shall reimburse Consultant for all reasonable business expenses paid or incurred by Consultant directly in connection with the performance of the Services, including club and organizational fees for the term of this Agreement so that Consultant may continue membership in those clubs and organizations in which he was a member in the last year of his service as an employee of Willbros. In addition, while this Agreement remains in effect, Willbros shall make available to Consultant without charge appropriate office space, office equipment, secretarial assistance, parking, communications equipment (including a Blackberry/cell phone the same or equivalent to the smartphone he had as an employee of Willbros) and storage space at the Willbros offices in Houston, Texas.

8.	Taxes. Consultant will pay, be fully responsible for and indemnify Willbros and its affiliates against all taxes attributable to the compensation payable to Consultant hereunder, including, without limitation, income, unemployment, social security and Medicare taxes.

9.	Indemnification. Willbros will indemnify Consultant against any liability which arises as a result Consultant’s provision of the Services, provided such liability is not attributable to Consultant’s gross negligence, willful misconduct or failure to comply with the provisions of this Agreement; provided however the limit of Consultant’s liability toward Willbros under this Agreement shall not exceed in the aggregate the accumulated amounts paid to him under this Agreement, save and except of willful misconduct which will not be subject to any limitation.

10.

Confidentiality. Except with Willbros’ prior written consent or as otherwise required by law, Consultant will hold in confidence, not disclose to any other person or entity or use for Consultant’s own personal benefit or the benefit of any other person or entity all information regarding Willbros, its affiliates, their respective employees, and the business activities conducted by Willbros or its affiliates which Consultant obtains or becomes aware of during the course of providing the Services, unless such information has become publicly available other than as a result of a breach of this Agreement by Consultant. The requirements of this Paragraph 10 shall survive expiration or termination of this Agreement for a period of one (1) year.

11.	Non-Compete. While this Agreement remains in force, Consultant will not compete with Willbros or its affiliates, or provide advice or assistance to any enterprise or entity which is engaged or intends to engage in competition with Willbros or its affiliates.

12.	Solicitation of Employees. During the term of this Agreement, Consultant will not seek to employ or assist any other enterprise or entity with an effort to employ any employee of Willbros or its affiliates.

13.	Termination. Either party may terminate this Agreement for cause with immediate effect if the other of them fails to comply with its obligations under this Agreement and does not cure such failure within ten (10) days after notice of such failure has been provided.

14.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery to the party at the party’s address or facsimile number stated herein. Either party may change such party’s address stated herein by giving notice of the change in accordance with this Paragraph 14.

If to Willbros:	Willbros USA, Inc.
4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
Facsimile: (713) 403-8074
Attention: Randy R. Harl
Chief Executive Officer

If to Consultant:	Michael F. Curran
2207 Del Monte
Houston, Texas 77019
Facsimile: (713) 523-3586

15.	Prior Rights. Nothing in this Agreement shall affect any of Consultant’s rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Consultant is entitled or subject in his capacity as a former director and officer of Willbros, a former officer of WGI, a continuing Class III non-employee director of WGI or a former officer or director of certain WGI affiliates.

16.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, United States of America, excluding any conflict of law or other provision referencing the laws of another jurisdiction.

17.	Entire Agreement and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

18.	Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile and in multiple counterparts each of which shall be deemed an original and all of which taken together shall be but a single instrument.

19.	Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT	WILLBROS

WILLBROS USA, INC.

/s/ Michael F. Curran	By:	/s/ Dennis G. Berryhill
Michael F. Curran		Dennis G. Berryhill
Vice President and Secretary

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